Inside iPath Exchange Traded Notes (ETNs) Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-126811 May 24, 2007

The Latest Innovation from Barclays
What are iPath ETNs?
The unique benefits of iPath ETNs
Transparency
Tax efficiency
Liquidity
Unprecedented access
Commodities
Emerging markets
Currencies
Strategies

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Introducing iPath ETNs
Securities issued by Barclays Bank PLC
Senior, unsecured debt
No principal protection or interest payments
Linked to the return of the underlying index, less investor fees
Unlike ETFs, no underlying assets are held
Intraday trading flexibility like most equities

What exactly are iPath ETNs?  iPath ETNs are senior, unsecured debt securities issued by Barclays Bank PLC that seek to provide the return of the underlying market benchmark or strategy, less investor fees. There are no underlying holdings and the iPath ETNs currently available do not provide principal protection or interest payments.
iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC.  Barclays Bank PLC’s long-term, unsecured obligations are rated*:
• AA by Standard & Poor’s
• Aa1 by Moody’s Investor Service, Inc.
While iPath ETNs are not equities or index funds, they do share several characteristics with them.
For example, like most equities:
• Trading flexibility on an exchange
• Long or short:  iPath ETNs can be shorted on an uptick or downtick and, subject to the ability to locate shares, borrowed.
Like an index fund:
• Linked to the return of benchmark indexes
• Low investor fees
*The iPath ETNs are not rated, but rely on the ratings of their issuer, Barclays Bank PLC. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the market price or marketability of the iPath ETNs.

5 iPath ETNs are brought to you by… Business Banking Personal Financial Services Barclaycard Barclays Capital Inc. Barclays Private Clients Barclays Global Investors

Barclays Bank PLC is the principal subsidiary of Barclays PLC, a UK-based financial services group and one of the largest financial services companies in the world. Barclays has been involved in banking for over 300 years, and currently maintain a global presence with headquarters in London and banking operations in Europe, the
USA, Africa and Asia.  It is engaged primarily in banking, investment banking and investment management.  As of
December 31, 2006, Barclays had total assets of over $1.8 trillion, over 123,000 employees, and 27 million customers worldwide
Barclays Capital Inc. acts as the issuer's agent in connection with the distribution of iPath ETNs. Barclays Capital
Inc. is an affiliate of Barclays Bank PLC and is a registered US broker/dealer regulated by the SEC and the
NASD.
BGI's majority owned broker/dealer subsidiary, Barclays Global Investors Services (BGIS), will engage in the promotion of iPath ETNs to intermediaries who are themselves registered broker/dealers and to end-users, such as mutual funds, hedge funds and insurance companies.

Transparent performance
Principal
Amount of
iPath ETNs
x
Index Factor
–
Investor Fee
Yearly Fee  x  Principal
Amount x Index Factor
The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

iPath ETNs are designed to provide investors a return that mirrors the performance of a market benchmark or strategy, less investor fees.  All iPath ETNs deliver transparent performance based on the principal amount of the Securities, times an index factor, less an investor fee.
The index factor captures the total return associated with index.  For example,
• For iPath ETNs linked to commodities and emerging markets, the index factor captures the ratio between the
Current Index Level and the Index Level at the note’s inception.
• For iPath ETNs linked directly to foreign currency exchange rates, the index factor is equal to the change in the exchange rate times an accumulation component.  The accumulation component captures the overnight deposit rate that would be earned on a foreign currency deposit.
If you redeem your Securities early, you will receive a Weekly Redemption Value which is a cash payment equal to the principal amount of your securities times the index factor on the applicable valuation date minus the investor fee on the applicable valuation date. MSCI India Index iPath ETNs will incur a redemption charge upon early redemption.

Tax-efficient control
No interest or income distributions
Investors recognize capital gain or loss upon*:
Sale in secondary market
Redemption to issuer
Maturity
* For iPath ETNs linked directly to foreign currency exchange rates, it is reasonable for investors to claim this treatment provided they make a valid election for capital treatment.

Except for iPath ETNs linked directly to a foreign currency exchange rate, all iPath ETNs should be treated for all tax purposes as prepaid contracts with respect to the relevant index. If the iPath ETNs are so treated, investors will recognize a capital gain or loss upon the sale, redemption or maturity of their iPath ETNs in an amount equal to the difference between the amount they receive at such time and their tax basis in the securities.
For iPath ETNs linked directly to a foreign currency exchange rate, under the Treasury Regulations applying to transactions linked to foreign currencies, it is reasonable for investors to claim the same tax treatment as all other
ETNs provided they make a valid election for capital treatment. As described in the applicable Pricing Supplement, two steps are required to elect capital treatment:
- Document the election in the investor’s books and records on the date that the Securities are first acquired.
- Verify the election by filing an attachment to the investor’s U.S. federal income tax return for each year the
Securities are held.
Both forms are available on www.iPathETN.com and in the applicable pricing supplement.
Because the iPath ETNs currently available are not treated as debt for tax purposes, investors will not recognize gain due to interest inclusions or original issue discount (OID) before their sale, redemption or maturity.

Trading iPath ETNs
Buy or sell anytime during market hours
Trade at market price
Redeem directly to Barclays Bank PLC
Weekly, typically in amounts of at least 50,000 units per redemption (a redemption charge may apply)
See relevant prospectus for procedures
Hold until maturity

iPath ETNs offer easy transferability, an exchange listing, and intraday trading flexibility. The iPath ETNs currently available can be bought or sold anytime during market hours at market prices.  If an active secondary market develops, it is expected that investors will purchase and sell iPath ETNs primarily in this secondary market.
In addition to daily exchange liquidity, all iPath ETNs can be redeemed weekly to the issuer in large, institutional size blocks (typically 50,000 units), subject to the procedures described in the relevant prospectus. Certain iPath ETNs will incur a redemption charge upon early redemption.  The weekly redemption feature is intended to induce arbitrageurs to counteract any trading of the iPath ETNs at a premium or discount to their intrinsic economic value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.
Alternatively, investors may hold the Securities until maturity and receive a cash payment from the Issuer, Barclays
Bank PLC equal to the principal amount of the units times the index factor on the final valuation date minus the investor fee on the final valuation date.
*The issuer may from time to time in its sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 units, applicable to all holders, at the time the reduction becomes effective.

Global Opportunities
*The investor fee is equal to: Yearly Fee x principal amount  x index factor, calculated on a daily basis. See Page 5.
† iPath MSCI India Index      ETNs will incur a redemption charge upon early redemption.  In addition to daily exchange liquidity, all iPath ETNs may be redeemed weekly to the issuer in large, institutional blocks (typically 50,000 Securities), subject to requirements described in the relevant prospectus.
Trading
Symbol
Yearly Fee*
iPath Commodity ETNs
iPath
SM
Dow Jones-AIG Commodity Index Total Return
SM
ETN
DJP 0.75%
iPath
SM
S&P GSCI
TM
Total Return Index ETN
GSP 0.75%
iPath
SM
S&P GSCI
TM
Crude Oil Total Return Index ETN
OIL 0.75%
iPath Emerging Market ETNs
iPath
SM
MSCI India Index
SM
ETN
INP
0.89%
†
iPath Exchange Rate ETNs
iPath
SM
EUR/USD Exchange Rate ETN ERO 0.40%
iPath
SM
GBP/USD Exchange Rate ETN GBB 0.40%
iPath
SM
JPY/USD Exchange Rate ETN JYN 0.40%
SM
SM

The iPath ETNs currently available offer access to commodities, emerging markets and currencies. They are linked to the performance of the:
• Dow Jones-AIG Commodity Index Total Return
• S&P GSCI     Total Return Index
• S&P GSCI     Crude Oil Total Return Index
• MSCI India Total Return Index
• EUR/USD Exchange Rate
• GBP/USD Exchange Rate
• JPY/USD Exchange Rate
The iPath MSCI India Index ETN will incur a redemption charge of 0.125% times the weekly redemption value upon early redemption.  The redemption charge is a one-time charge imposed upon early redemption and is intended to allow the Issuer to recoup brokerage and other transaction costs incurred in connection with early redemption.

TM
SM
SM
SM
SM
TM

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4563-iP-0507

Familiar features. Unique benefits.
Index Mutual
Funds
ETNs ETFs
Underlying securities
Market risk
Credit risk of issuer
Intraday exchange liquidity
Institutional size redemption
Short sales
Transparency *
Tax efficiency **
* Mutual funds are only required to report holdings on a monthly basis.
** Certain traditional mutual funds (particularly index funds) can be tax efficient as well.

Index Mutual Funds
Recourse: Portfolio of securities
Principal risk: Market risk
Liquidity: Once a day at NAV
Institutional size redemption: Daily via custodian
Short sales: None
ETNs
Recourse: issuer credit
Principal risk: market and issuer risk
Liquidity: Daily on an exchange
Institutional size redemption: weekly to issuer
Short sales: Yes, on an uptick or a downtick
Tax efficiency: yes
ETFs
Recourse: Portfolio of securities
Principal risk: market risk
Liquidity: daily on an exchange
Institutional size redemption: daily via custodian
Short sales: Yes, on an uptick or a downtick
Tax efficiency: yes

17 Innovation in Exchange Traded Products Unprecedented access Broader opportunities New flexibility

iPath ETNs provide investors the vehicles to construct broadly diversified portfolios of traditional assets and alternative, low-correlating assets.  They offer:
• Immediate, cost-effective, tax-efficient exposure to asset classes that haven’t always been easy to access
• Broadened asset class opportunities that expand the range and depth of possible strategies that might be explored.
• New flexibility with the liquidity provided by an exchange listing and a redemption feature.

An investment in iPath ETNs involves risks, including possible loss of principal.  For a description of the main risks see “Risk Factors” in the applicable prospectus.
Barclays Bank PLC has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting www.iPathETN.com
or EDGAR on the SEC website at
www.sec.gov.
Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.
Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities.  Barclays Global Investors, N.A. and Barclays Capital
Inc. (“BCI”) are affiliates of Barclays Bank PLC.
iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt.  The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, uncertain principal repayment, and illiquidity. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer, and on the dates on which you may redeem them, as specified in the applicable prospectus. Sales in the secondary market may result in significant losses.
The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and
monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways.
An investment in the iPath ETNs linked to the MSCI India Total Return Index may carry risks similar to a concentrated securities investment in a single region. International investments may involve risk of capital loss from unfavorable fluctuation in currency values, from differences in generally accepted accounting principles or from economic or political instability in other nations. Emerging markets involve heightened risks related to the same factors as well as increased volatility and lower trading volume. Securities focusing on a single country may be subject to higher volatility.
Subject to requirements described in the prospectus, the Securities may be redeemed weekly with the Issuer in large, institutional blocks (typically, 50,000 Securities). A redemption charge will apply.
SM

An investment in iPath ETNs linked to the performance of a foreign currency exchange rate is subject to risks associated with fluctuations, particularly a decline, in the price of the applicable single foreign currency relative to the U.S. dollar. Factors that may have the effect of causing a decline in the price of a foreign currency include national debt levels and trade deficits, domestic and foreign inflation rates, domestic and foreign interest rates, and global or regional economic, financial, political, regulatory, geographical or judicial events. Currency exchange rates may be extremely volatile, and exposure to a single currency can lead to significant losses.
iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.
The sale, redemption or maturity of the Securities will generate tax consequences. In certain cases, you may be required to make a specific election in order to receive the most favorable tax treatment. For a more complete description, please see the description of the US federal income tax treatment in the applicable Pricing Supplement at
www.iPathETN.com.
BGINA and its affiliates, and BCI and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice.  Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and
(ii) was written to support the promotion or marketing of the transactions or other matters addressed herein.  Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

“Dow Jones,” “AIG
®
,” “Dow Jones-AIG Commodity Index Total Return   ,” “DJAIGCI   ”, and
“Dow Jones–AIG Commodity Index   ” are registered trademarks or servicemarks of Dow Jones
& Company, Inc., and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities.  The
Securities based on the Dow Jones–AIG Commodity Index Total Return are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp. (“AIG-FP”), American
International Group, or any of their respective subsidiaries or affiliates and none of Dow Jones,
AIG, AIG-FP, or any of their respective affiliates or subsidiaries makes any representation regarding the advisability of investing in such products.
S&P GSCI™, S&P GSCI™ Index, S&P GSCI™ Total Return Index, S&P GSCI™ Crude Oil
Total Return Index and S&P GSCI™ Commodity Index are trademarks or service marks of
Standard & Poor’s and have been licensed for use by Barclays Bank PLC in connection with the
Securities.  The Securities are not sponsored or endorsed by Standard & Poor’s or any of its affiliates.  The Securities are not sold by Goldman, Sachs & Co. or any of its affiliates, other than in its capacity as a dealer of the Securities.  Neither Standard & Poor’s nor Goldman,
Sachs & Co. nor any its affiliates makes any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P GSCI™ or any of its subindexes to track general commodity market performance.
SM SM
SM
SM

The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc.
(“MSCI”).  MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC.  The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities.  The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether
MSCI’s permission is required.  Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.
© 2007 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are servicemarks of
Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.
• Not FDIC insured   • Have no bank guarantee   • May lose value

Prospectuses Info Sheets Frequently Asked Questions Category Basics 1-877-76-iPath For more information, visit www.iPathETN.com 24